Exhibit 23.6
CONSENT OF QUALIFIED PERSON

In connection with the SSR Mining Inc. (the "Company") Annual Report on Form 10-K for the year ended December 31, 2024 and any amendments or supplements and/or exhibits thereto (the "Form 10-K"), the undersigned consents to:

•the incorporation by reference of the technical report summary titled "Technical Report Summary on the Puna Project, Argentina" (the "Technical Report Summary"), with an effective date of December 31, 2023 and dated February 12, 2024, in the Form 10-K, and in the Company’s Registration Statements on Form S-8 (File Nos. 333-219848, 333-185498, 333-196116, 333-198092, 333-248813, 333-259280, 333-265661, and 333-283912) (collectively, the “Registration Statements”);

•the use of and references to our name in connection with the Technical Report Summary, the Form 10-K, and the Registration Statements; and

•any extracts from or a summary of the Technical Report Summary in the Form 10-K and incorporated by reference in the Registration Statements and the use of any information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

SLR International Corporation is responsible for authoring, and this consent pertains to, the entire Technical Report Summary.

Dated February 18, 2025

SLR International Corporation

Per:

 /s/ Grant A. Malensek
Grant A. Malensek, M.Eng., P.Eng.
Global Technical Director - U.S. Mining Advisory